UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   HALE, SR., EDWIN F.
   FIRST MARINER BANCORP
   1801 S. CLINTON STREET
   BALTIMORE, MD  21224
   USA
2. Issuer Name and Ticker or Trading Symbol
   FIRST MARINER BANCORP
   FMAR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   NOVEMBER 30, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CHAIRMAN OF THE BOARD AND CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK               |11/24/|P   | |5,400             |A  |$8.983     |482,591 (1)        |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |11/26/|P   | |100               |A  |$9.00      |482,691 (1)        |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |11/30/|P   | |6,000             |A  |$9.00      |488,691 (1)        |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) INCLUDES 41,563 SHARES OF COMMON STOCK RECEIVED AS A STOCK DIVIDEND THAT WAS DECLARED ON MAY 12, 1998 AND PAID TO
STOCKHOLDERS OF RECORD ON MAY 26, 1998 AND 9,761 SHARES PREVIOUSLY REPORTED ON FORM 4 BUT NOT INCLUDED IN TABLE I, COLUMN
5 END OF PERIOD HOLDINGS IN SUBSEQUENT
REPORTS.
SIGNATURE OF REPORTING PERSON
/s/ EDWIN F. HALE, SR.
DATE
DECEMBER 10, 1999